FOR IMMEDIATE RELEASE
CONTACT:

Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH REPORTS SECOND QUARTER
FISCAL YEAR 2010 FINANCIAL RESULTS

EXTON, PA, January 28, 2010 — Kensey Nash Corporation (NASDAQ: KNSY), a leading medical technology company that provides innovative solutions and technologies for a wide range of medical procedures, today reported the results for its three and six months ended December 31, 2009. All references in this press release to preliminary second quarter results are to those provided in the Company’s January 15, 2010 press release.

Second Quarter Snapshot and Recent Developments

•	Expanded cost reduction plan resulting in estimated annual savings of $1.8 million and a one-time pre-tax severance and unabsorbed overhead expense charge of approximately $1.9 million.
•	Revenue of $19.1 million, including net sales of $12.5 million and royalty income of $6.6 million, as indicated in the Company’s announcement of preliminary second quarter results.
•	Adjusted EPS (excluding pre-tax severance and unabsorbed overhead expense charges) of $0.43*, in line with guidance range of $0.42-$0.45.
•	EPS of $0.32, within the preliminary second quarter results range of $0.31 to $0.34.
•	EBITDA* of $7.7 million.

President and CEO Commentary

“During the quarter we took action to reduce our costs and overall inventory levels through the implementation of a cost reduction plan that included headcount reductions and reduced work schedules.  These actions are expected to generate annual pre-tax cost savings of approximately $1.8 million.  As discussed in our January 15, 2010 press release, our original revenue guidance was based on the expectation that we would see an acceleration in revenue as the healthcare environment improved, resulting in a higher growth rate in orthopaedic procedures in the second half of fiscal 2010.  Although we are experiencing an increase in orders, the rate of improvement has been lower than previously expected.  Consequently, we have adjusted our revenue expectations to reflect the ongoing challenging economic climate and taken the necessary steps to reduce inventories and control our costs. The cost reductions will not impact our new endeavors with the ECM and cartilage technologies, as both programs are key to the long term growth prospects for our Company.  We are excited about the progress we are making; we anticipate launching the ECM product in fiscal 2010 and receiving CE Mark for our cartilage repair device in the current quarter,” commented Joe Kaufmann, President and CEO of the Company.

Second Quarter Ended December 31, 2009 (Second Quarter Fiscal 2010) Results

Revenues: Sales and Royalties.  Total revenues for the quarter of $19.1 million decreased 8% from total revenues of $20.8 million in the prior fiscal year second quarter.

Net sales of $12.5 million decreased 11% from $14.0 million in the prior fiscal year comparable period. Net sales of biomaterials products were $11.6 million compared to $13.1 million in the comparable prior fiscal year period.  Cardiovascular sales of $4.3 million, consisting primarily of vascular closure product components to St. Jude Medical (NYSE: STJ), decreased $1.0 million from $5.3 million in the prior fiscal year period.  Fiscal year 2009 cardiovascular sales included a one-time cancellation fee of $0.8 million for a research and development project.  Additionally, the decline in Cardiovascular sales is partially attributed to variations in ordering patterns of components used in the manufacture of the Angio-Seal device by St. Jude Medical.  Orthopaedic sales, consisting primarily of sports medicine and spine products, decreased from $7.1 million to $6.0 million. As anticipated and previously disclosed the Company’s sales growth in the orthopaedic market, particularly related to sports medicine products, has been negatively affected in the short-term.  Net sales of spine products decreased $0.5 million to $2.8 million in the second quarter of fiscal 2010 from $3.3 million in the prior fiscal year comparable quarter.  Net sales of sports medicine products decreased $0.6 million to $3.1 million in the second quarter of fiscal 2010 from $3.7 million in the prior fiscal year comparable quarter.

Endovascular sales during the quarter were $0.8 million compared to $0.9 million in the prior fiscal year second quarter. As planned, the QuickCat manufacturing was transferred to Spectranetics in December 2009; therefore, the second quarter of fiscal 2010 will be the last quarter reflecting sales of the QuickCat device.  Following the second quarter of fiscal 2010, the Company expects its manufacturing of endovascular products will be limited to the ThromCat product.

Royalty income for the second quarter of fiscal 2010 was $6.6 million, compared to $6.8 million in the comparable prior fiscal year period.  Royalty income in the second quarter of fiscal 2010 included $5.0 million in Angio-Seal™ royalties and $1.5 million in royalties from Orthovita, Inc. (NASDAQ: VITA).  Angio-Seal™ royalties decreased by approximately $0.4 million in the quarter over the prior fiscal year comparable quarter. The decline in Angio-Seal™ royalties from the prior year was primarily due to fewer shipping days in December 2009 as compared to December 2008.  Royalties from Orthovita increased $0.2 million compared to the same prior fiscal year quarter.

Earnings Per Share.  Second quarter adjusted diluted earnings per share* (which exclude the charges described below) were $0.43, compared to diluted earnings per share of $0.44 for the same period of fiscal 2009.  Second quarter fiscal 2010 diluted earnings per share were $0.32.  As previously disclosed, in the second quarter of fiscal 2010, the Company implemented a cost reduction plan. Originally, this plan was estimated to result in charges of approximately $0.9 million; however, the cost reduction plan was expanded and, as a result, the total charges increased to $1.9 million.  The $1.9 million in charges includes a pre-tax severance charge of approximately $1.0 million and a pre-tax unabsorbed overhead expense charge of approximately $0.9 million. Adjusted diluted earnings per share* exclude these $1.9 million in charges.

During the second quarter of fiscal 2010, the Company’s total tax-effected equity compensation expense was $0.6 million, an increase of $0.6 million from the comparable prior year period.  Second quarter fiscal 2010 tax-effected equity compensation expense was higher than the comparable prior year period because the fiscal 2010 expense included an additional $0.3 million of amortized expense related to three years of equity grants, while second quarter fiscal 2009 equity compensation expense primarily included amortized expense for only two years of equity grants, due to the fiscal 2008 acceleration of stock awards. Furthermore, fiscal 2009 included an additional $0.3 million favorable mark-to-market adjustment on cash-settled stock appreciation rights.  Also negatively affecting earnings per share was a $0.2 million decrease in interest income in the second quarter of fiscal 2010 compared to the prior fiscal year comparable quarter, due to the significant decrease in interest rates.

Six Months Ended December 31, 2009 Results

Revenues: Sales and Royalties.  Total revenues for the six months ended December 31, 2009 of $38.8 million decreased 5% from total revenues of $40.9 million in the prior fiscal year period.

Net sales of $25.9 million decreased 6% from $27.4 million in the prior fiscal year comparable period. Net sales of biomaterials products were $24.2 million compared to $25.8 million in the comparable prior fiscal year period.  Orthopaedic sales, consisting primarily of sports medicine and spine products, decreased from $15.1 million to $12.5 million. Net sales of spine products decreased $1.4 million to $5.6 million in the six months ended December 31, 2009 from $7.0 million in the prior fiscal year comparable period. Fiscal year 2009 spine sales included a one-time cancellation fee of $0.8 million for a research and development project.  Net sales of sports medicine products decreased $1.0 million to $6.7 million in the six months ended December 31, 2009 from $7.7 million in the prior fiscal year comparable period.  Cardiovascular sales of $9.3 million, consisting primarily of vascular closure product components to St. Jude Medical, increased slightly in the six months ended December 31, 2009 from $9.2 million in the prior fiscal year period.

Endovascular sales during the six months ended December 31, 2009 remained constant, at $1.7 million compared to the same amount in the prior fiscal year period, primarily due to the increase in milestone revenue recognized under the Company’s research and development agreement with Spectranetics, offset by a decrease in SafeCross product sales.

Royalty income for the six months ended December 31, 2009 was $12.9 million, compared to $13.5 million in the comparable prior fiscal year period. Royalty income in the six months ended December 31, 2009 included $9.9 million in Angio-Seal™ royalties and $2.9 million in royalties from Orthovita, Inc.  Angio-Seal™ royalties decreased by approximately $0.8 million in the six months ended December 31, 2009 over the prior fiscal year comparable period primarily due to fewer shipping days in December 2009, in combination with product mix changes and the effects of foreign currency exchange rate fluctuations. Royalties from Orthovita increased modestly compared to the prior fiscal period.

Earnings Per Share.  For the six months ended December 31, 2009, adjusted diluted earnings per share* (which exclude the second quarter charges described above) were $0.86, compared to diluted earnings per share of $0.87 for the same period of fiscal 2009.  For the six months ended December 31, 2009, diluted earnings per share were $0.75.

During the six months ended December 31, 2009, the Company’s total tax-effected equity compensation expense was $1.0 million, an increase of $0.8 million from $0.2 million in the prior year comparable period.  Tax-effected equity compensation expense for the six months ended December 31, 2009 was higher than the comparable prior year period because fiscal 2010 equity expense included an additional $0.5 million due to an additional year of amortized expense and fiscal 2009 included an additional $0.3 million favorable mark-to-market adjustment on cash-settled stock appreciation rights. Also negatively affecting earnings per share was a $0.5 million decrease in interest income in the six months ended December 31, 2009 compared to the prior fiscal year comparable period, due to the significant decrease in interest rates.

During the six month period ended December 31, 2009, the Company generated cash from operations of $9.2 million, and at December 31, 2009, the Company had $82.0 million of cash and investment balances and total debt of $32.1 million.

Supplemental Sales Data.  Details of the Company’s net sales for the three and six months ended December 31, 2009 and 2008 are summarized below.

	Three Months Ended December 31,		Year over Year %	Six Months Ended December 31,		Year over Year %
($ millions)	2009	2008	Change	2009	2008	Change
Biomaterials Products
Orthopaedic Products
Sports Medicine Products	$3.1	$3.7	(16)%	$6.7	$7.7	(13)%
Spine Products	2.8	3.3	(14)%	5.6	7.0	(21)%
Other Orthopaedic Products	0.1	0.2	(30)%	0.2	0.4	(46)%
Total Orthopaedic Products	$6.0	$7.1	(16)%	$12.5	$15.1	(18)%
Cardiovascular Products	4.3	5.3	(17)%	9.3	9.2	0%
General Surgery	1.1	0.5	102%	2.2	1.1	108%
Other Biomaterial Products	0.2	0.2	12%	0.2	0.4	(30)%
Biomaterials Products	$11.6	$13.1	(11)%	$24.2	$25.8	(6)%
Endovascular Products	$0.8	$0.9	(5)%	$1.7	$1.7	1%
Total Net Sales -	$12.5	$14.0	(11)%	$25.9	$27.4	(6)%

Fiscal 2010 Guidance

The Company is reiterating its revenues and earnings guidance provided in its January 15, 2010 news release. Total revenues for fiscal year 2010 are expected to be in the range of $79.0 to $81.0 million, including net sales and royalties in the ranges of $52.0 to $53.5 million and $27.0 to $27.5 million, respectively. Adjusted diluted earnings per share* are expected to be in the range of $1.81 to $1.85 and diluted earnings per share are expected to be in the range of $1.70 to $1.74. The Company currently expects that its operating margins will continue to exceed 35% in fiscal 2010 and that its balance sheet will continue to be strengthened by adding cash from operations of approximately $16.0 million in the second half of the fiscal year.

Fiscal 2010 will include a significant investment in research and development, with total spending for fiscal 2010 estimated to be approximately $18.0 to $18.5 million.  The Company plans to continue to invest in its cartilage repair technology during the remainder of fiscal 2010, including costs associated with the expected initiation of its U.S. clinical trials. In addition, the Company currently expects to launch with its partner Synthes, an extracellular matrix (ECM) product line in the second half of the fiscal year. Also included in the EPS estimate for fiscal 2010 is an expected increase in stock-based compensation expense, compared to fiscal 2009, by an estimated $1.5 million.  This higher stock-based compensation expense is primarily due to the fiscal 2008 acceleration of stock-based awards.

The Company is currently estimating that third quarter fiscal 2010 total revenues will be in the range of $19.5 to $20.2 million.  Net sales are currently expected to be in the range of $12.7 to $13.0 million, and royalties are currently expected to be in the range of $6.8 to $7.2 million.  The Company currently expects third quarter fiscal 2010 diluted earnings per share of $0.43 to $0.45.

Stock Repurchase Update. On December 10, 2009, the Company announced that its Board of Directors approved a stock repurchase program allowing the Company to repurchase up to an additional 400,000 of its issued and outstanding shares of Common Stock.  During the six months ended December 31, 2009, the Company repurchased 247,977 shares of Common Stock at a total cost of approximately $6.0 million, or an average market price of $24.16 per share, under both the current 400,000 share repurchase program and the previous stock repurchase program, using available cash.  As of December 31, 2009, there were 343,228 shares remaining for repurchase under the current 400,000 stock repurchase program. As of December 31, 2009, the Company had 10,975,384 shares of Common Stock outstanding.

Income taxes.  The Company currently estimates that its fiscal 2010 effective tax rate will be approixmately 33%, the same as the Company’s effective tax rate for fiscal 2009.  In the course of estimating the Company’s annual effective tax rate and recording its quarterly income tax provision, the Company considers many factors including its expected earnings, state income tax apportionment, estimated manufacturing and research and development tax credits, non-taxable interest income and other estimates. Material changes in, or differences from, these estimates could have a significant impact on the Company’s effective tax rate.

* EBITDA and adjusted diluted earnings per share excluding after-tax severance and unabsorbed overhead charges are non-GAAP financial measures and should not be considered replacements for GAAP results or guidance.  For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast.  The Company will be hosting a teleconference discussing the earnings results on Thursday, January 28, 2010 at 9:00 A.M. Eastern Time. To participate in the teleconference call, dial 1-612-234-9960. The teleconference call will also be available for replay starting Thursday, January 28, 2010 at 11:00 A.M. Eastern Time through Thursday, February 4, 2010 at 11:59 P.M. Eastern Time by dialing 1-800-475-6701 with an access code of 140560.

Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com.  To listen to the live teleconference call, please go to the www.kenseynash.com website and choose the Investor Relations page.  Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software.  A replay of the teleconference will be archived on the www.kenseynash.com website and may be accessed following the teleconference.

About Kensey Nash Corporation. Kensey Nash Corporation is a leader in developing, manufacturing and processing resorbable biomaterial products, incorporating its proprietary collagen and synthetic polymer technologies.  This expertise is used to develop and commercialize its products through strategic partners. The Company has an extensive range of products, which are sold in multiple medical markets, including the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities, including financial forecasts for the third quarter of fiscal 2010 and the full year fiscal 2010 under the caption “Fiscal 2010 Guidance” and other captions.  The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, current economic conditions, foreign currency fluctuations, risks associated with the Company’s continued research and development efforts with respect to the endovascular products (including the risk that those efforts will not be successful and that some of the associated milestone payments will not be received), Spectranetics’ success in selling the endovascular products, the Company's success in distributing its products into the marketplace, the Company's dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling Kensey Nash related products in the marketplace, the impact of product recalls and other manufacturing issues, the Company’s success in its research and development efforts in its cartilage repair and extracellular matrix technologies programs, Synthes’ success in selling the Company’s extracellular matrix products, the completion of additional clinical trials in both the U.S. and Europe to support regulatory approval of future generations of its products and competition from other technologies.  For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings.  Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

– FINANCIAL INFORMATION TO FOLLOW –

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Revenues:
Net sales
Biomaterial sales	$11,634,701	$13,097,049	$24,209,747	$25,768,987
Endovascular sales	834,990	877,874	1,692,646	1,669,660
Total net sales	12,469,691	13,974,923	25,902,393	27,438,647
Royalty income	6,600,941	6,822,905	12,910,057	13,508,864
Total revenues	19,070,632	20,797,828	38,812,450	40,947,511
Operating costs and expenses:
Cost of products sold	6,491,985	6,493,026	12,030,385	12,206,481
Research and development	4,686,515	4,539,173	8,962,086	8,962,922
Selling, general and administrative	2,104,307	2,119,628	4,284,238	4,405,227
Total operating costs and expenses	13,282,807	13,151,827	25,276,709	25,574,630
Income from operations	5,787,825	7,646,001	13,535,741	15,372,881
Interest and other (expense)/income, net	(334,737)	(171,798)	(715,397)	(43,979)
Pre-tax income	5,453,088	7,474,203	12,820,344	15,328,902
Income tax expense	1,793,559	2,233,933	4,280,006	4,841,075
Net income	$3,659,529	$5,240,270	$8,540,338	$10,487,827
Basic earnings per share	$0.33	$0.45	$0.77	$0.90
Diluted earnings per share	$0.32	$0.44	$0.75	$0.87

Weighted average common shares outstanding	11,048,532	11,633,990	11,084,961	11,700,891
Diluted weighted average common shares outstanding	11,367,673	11,934,095	11,422,716	12,122,547

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	June 30,
	2009	2009
Assets
Current assets:
Cash and cash equivalents	$22,419,734	$49,474,255
Investments	59,563,557	30,230,131
Trade receivables	5,894,492	4,657,850
Other receivables	6,850,571	6,788,877
Inventory	9,633,603	10,585,065
Prepaid expenses and other assets	2,854,259	941,966
Deferred tax asset, current	1,111,085	2,490,406
Total current assets	108,327,301	105,168,550
Property, plant and equipment, net	56,274,532	57,972,895
Deferred tax asset, non-current	1,799,637	807,538
Other non-current assets	6,993,642	7,141,447
Total assets	$173,395,112	$171,090,430

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$4,629,501	$7,642,049
Other current liabilities	225,658	295,764
Current portion of debt	1,399,997	1,399,997
Deferred revenue	839,906	782,906
Total current liabilities	7,095,062	10,120,716
Long-term portion of debt	30,683,333	31,383,333
Deferred revenue, non-current	2,454,081	1,808,902
Other non-current liabilities	4,195,764	4,502,900
Total stockholders' equity	128,966,872	123,274,579
Total liabilities and stockholders' equity	$173,395,112	$171,090,430

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Second Quarter Fiscal 2010 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Three Months Ended
December 31, 2009
($ millions)
Net Income - GAAP	$3.7
Income Tax Expense	1.8
Interest Income	(0.2)
Interest Expense	0.5
Depreciation and Amortization	1.9
EBITDA	$7.7

Three and Six Months Ended December 31, 2009 Adjusted Earnings Per Share

	Three Months Ended	Six Months Ended
	December 31, 2009	December 31, 2009

Diluted Earnings Per Share - GAAP	$0.32	$0.75
Cost Reduction Plan Charges (a)	0.11	0.11
Adjusted Diluted Earnings Per Share	$0.43	$0.86

Third Quarter and Full-Year Fiscal 2010 Earnings Guidance Reconciliation

	Three Months Ending		Twelve Months Ending
	March 31, 2010		June 30, 2010
	Range		Range
	Low	High	Low	High
Diluted Earnings Per Share - GAAP	$0.43	$0.45	$1.70	$1.74
Cost Reduction Plan Charges (a)	-	-	0.11	0.11
Adjusted Diluted Earnings Per Share	$0.43	$0.45	$1.81	$1.85

(a) Diluted earnings per share for the second quarter of fiscal 2010 included total charges of approximately $1.9 million incurred in connection with a cost reduction plan primarily associated with reduced endovascular activities and to lower overall inventory levels.  This plan included approximately $1.0 million in severance charges ($660,000 in after-tax charges), or $0.06 per share tax-effected, incurred as a result of headcount reduction, and approximately $0.9 million in unabsorbed overhead expense charges ($610,000 in after-tax charges), or $0.05 per share tax-effected, incurred as a result of reduced work schedules during the second quarter of fiscal 2010.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures, such as EBITDA and Adjusted Diluted Earnings Per Share.   EBITDA represents our GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted Diluted Earnings Per Share is adjusted from our GAAP results to exclude certain expenses described above.  These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

These non-GAAP measure will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with future presentation.  Further, these non-GAAP results are one of several primary indicators management uses for planning and forecasting in future periods.  The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.